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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: March 3, 2005
                        (Date of earliest event reported)

                        EQUITY LIFESTYLE PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)


           MARYLAND                       1-11718               36-3857664
(State or other jurisdiction of    (Commission File No.)      (IRS Employer
incorporation or organization)                            Identification Number)

TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS                      60606
  (Address of principal executive offices)                      (Zip Code)

                                 (312) 279-1400
              (Registrant's telephone number, including area code)


================================================================================

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

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ITEM 8.01 OTHER EVENTS.

     Equity LifeStyle Properties, Inc. (NYSE: ELS) announced updated disclosure related to its 2004 year-end press release.

     On November 12, 2004, the Company received a comment letter from the Securities and Exchange Commission ("SEC") related to its Form 10-K filing for the year ended December 31, 2003, and Form 8-K filings for 2004. On December 10, 2004, the Company submitted a response to the comments. On February 24, 2005, the Company received an additional comment letter with four remaining comments. Three of the comments related to accounting policies used by the Company and one comment related to an 8-K filing made during 2004 in connection with an acquisition.

     On January 24, 2005, the Company issued its press release containing its results of operations for the year ended December 31, 2004. As a result of the additional comments received subsequent to its earnings release and due to an upcoming analyst conference to be attended by the Company's management, the Company wishes to update the disclosure of its 2004 earnings release to take into account the comments still outstanding with respect to its accounting policies. The Company intends to provide a written response in support of its accounting policies to the SEC and is hopeful that a resolution of the matter can be achieved by the March 15, 2005 filing date for its Form 10-K for the year ended December 31, 2004. As some of these issues are complex and involve interpretation and subjective analysis, the Company believes it appropriate to disclose the nature of the accounting issues while it carefully considers the SEC staff's comments and, at the same time, is able to discuss its business with shareholders and analysts. During the relevant years, the Company has received unqualified opinions from its independent auditing firm, Ernst & Young. The following is a summary of the relevant comments:

Consolidation Policy

     The SEC staff's comment involves three joint venture investments totaling approximately $1.8 million as of December 31, 2003. The total gross assets of the joint ventures on a combined basis were approximately $8.6 million at December 31, 2003. The Company was asked to supplementally provide the SEC staff with its analysis that accounting policies, which result in the consolidation of the joint ventures, would not materially impact its consolidated financial statements. The Company believes that consolidating the joint ventures would have no material

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impact on reported net income or stockholders' equity. In addition, no line item in its results of operations or statement of financial position would be materially impacted.

Accounting for Homes Sales

     The staff's comment involves the accounting for new home sales. The Company applies Accounting Research Bulletin No. 43 in accounting for inventory and has done so consistently since its initial public offering. The staff has inquired as to the application of Statement of Financial Accounting Standards ("SFAS") 66
- Accounting for Sales of Real Estate ("SFAS 66"). Under SFAS 66, the sale of property improvements subject to an underlying lease may result in the two transactions being treated as one transaction in the financial statements. Under this policy, a portion of the profit on the sale of the home would be deferred and amortized over the expected length of the underlying lease. The primary issue that determines the applicable accounting pronouncement is whether manufactured homes are considered permanent improvements to real estate. The Company believes that manufactured homes are personal property owned by third parties that can be and are removed from sites throughout the industry. The Company believes examples of property improvements for purposes of SFAS 66 include power plants, manufacturing facilities and office buildings. At this time, the Company cannot quantify the impact on its results of operation or financial condition. If SFAS 66 is applied, the principal impact will be the deferral of a portion of current period gross profits offset by the recognition of prior year gross profits that had been previously deferred. For the years ended December 31, 2003 and December 31, 2004 the Company recorded gross profits of approximately $4.4 million and approximately $5.3 million, respectively. The Company does not believe there will be any material impact on its funds from operations calculated in accordance with the National Association of Real Estate Investment Trusts since the deferrals and amortization under SFAS 66 would be inherently related to real estate improvements.

Rent Control Initiatives

     The Company has been an owner of assets in California that have been subject to various rent control ordinances. As the disparity between the value of rent received under rent control widened in comparison to the rent which would reflect the value of the real estate, it became incumbent on management to initiate investments designed to realize these substantial economic benefits. The details of these initiatives have been disclosed in the Company's filings since 2001. The Company's initiatives included a decision to ultimately close certain properties if they remained subject to the then existing rent control ordinances; however, in one instance, the Company entered into a settlement agreement involving leases in excess of 30 years which


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allowed increases to market rents on turnover. The Company has realized substantial benefits from these initiatives and expects to receive substantial benefits in future years.

     The Company has capitalized and depreciated the cost of these initiatives in accordance with SFAS No. 67 - Accounting for Costs and Initial Rental Operations of Real Estate Projects ("SFAS 67"), subject to an impairment test based on the incremental current and expected increase in cash flow of the applicable property. The SEC comment questions the application of SFAS 67 and whether the economic benefits the Company expected to receive as a result of the initiatives were probable and measurable. At this time the Company is not sure what the impact of the resolution of this comment will have on its results of operations or its financial position. The Company believes such application was and is appropriate; however, the Company believes one possible resolution may result in these costs being expensed as incurred. For the years ended December 31, 2003 and December 31, 2004, assuming these costs were expensed as incurred, net income would be reduced by approximately $1.8 million and approximately $1.9 million respectively, or approximately $0.08 and approximately $0.08 per fully diluted share, respectively, and net income in 2005 and subsequent periods would increase due to the absence of future depreciation, amortization or write-off of these capitalized costs.

Form 8-K

     The SEC staff has requested supplemental information regarding the Company's determination that its acquisition of 57 properties from Thousand Trails, Inc. did not meet certain significance tests. The Company does not believe that the purchase would be considered significant under SEC publications.

     The Company appreciates the SEC staff's efforts to assist us in our compliance with applicable disclosure requirements and enhance the overall disclosure in our required filings. The resolution of the remaining comments have no material impact on the underlying operations of our business and the decisions we expect to make regarding joint ventures, home sale operations, or rent control initiatives. The comments only relate to how such decisions and related transactions will be presented in the Company's filings.

Guidance for 2005

     The Company believes that the operating conditions underlying its guidance for 2005 remain unchanged; however, the resolution of the accounting principle to be applied to its rent

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control initiatives could result in costs associated with these efforts being expensed as incurred. In this connection, the United States Supreme Court heard oral arguments in mid-February on a property rights issue more fully discussed in the Company's Form 10-Q for the quarter and nine months ended September 30, 2004. A ruling on claims the Company made against one municipality including for breach of contract, unconstitutional ordinance and park closure, is pending. The judge in that case has indicated a desire to review the United States Supreme Court ruling before issuing his ruling. The ruling in the Company's case may impact the timing and/or amount of costs incurred in 2005.

     The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; the Company's assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

     Equity LifeStyle Properties, Inc. owns or has an interest in 275 quality communities in 25 states and British Columbia consisting of 101,232 sites. The Company is a self-administered, self-managed, real estate investment trust
(REIT) with headquarters in Chicago.




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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            EQUITY LIFESTYLE PROPERTIES, INC.



                                            BY: /s/ Michael B. Berman
                                                --------------------------------
                                            Michael B. Berman
                                            Vice President, Treasurer and
                                              Chief Financial Officer











Date:  March 4, 2005